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                     June 30, 2023

       Jonathan Lin
       Chief Executive Officer
       Magnum Opus Acquisition Ltd
       Unit 1009, ICBC Tower
       Three Garden Road
       Central, Hong Kong

                                                        Re: Magnum Opus
Acquisition Ltd
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 16, 2023
                                                            File No. 001-40266

       Dear Jonathan Lin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Joel Rubinstein